Exhibit 10.25

PLAINS CAPITAL CORPORATION

EMPLOYEE INCENTIVE STOCK OPTION AGREEMENT

Employee Incentive Stock Option Agreement hereinafter called (the “Agreement”) made this              day             , 19         , between Plains Capital Corporation, a Texas corporation, hereinafter called (the “Corporation”). and                                                  , an employee of the Corporation or one or more of its subsidiaries, hereinafter called (the “Employee” or “Optionee”).

The Corporation desires, by affording the Employee an opportunity to purchase its common shares, of the par value of $10 per share. hereinafter called the Common Shares, as hereinafter provided, to carry out the purposes of the Incentive Stock Option Plan of Plains Capital Corporation dated October 16, 1996, hereinafter called (the “Plan”) as approved by its shareholders.

Now, therefore, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. GRANT OF OPTION. The Corporation hereby irrevocably grants to the Employee the right and option, hereinafter called the Option, to purchase all or any part of an aggregate of                      Common Shares (such number being subject to adjustments provided in Paragraph 8 hereof) on the terms and conditions herein set forth.

2. PURCHASE PRICE. The purchase price of the Common Shares covered by the Option shall be $                     per share flat or ex-dividend.

3. EXERCISE OF OPTION, MEDIUM AND TIME OF PAYMENT. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Corporation, at its stock transfer department, which is now located at the office of the Corporation, 5010 University Avenue, Lubbock, Texas 79413. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall either (a) be accompanied by payment of the full purchase price of such shares, in which event the Corporation shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received, or (b) fix a date (not less than five not more than ten business days from the date such notice shall be received by the Corporation) for the payment of the full purchase price of such shares at the stock transfer department, against delivery of a certificate or certificates representing such shares. Payment of such purchase price shall, in either case, be payable in United States dollars, be made by cash or check payable to the order of the Corporation. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event, the Option shall be exercised, pursuant to Paragraph 8 hereof, by any person or persons other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of the Option, as provided herein, shall be fully paid and non-assessable.

4. TERM OF OPTION. The term of the Option shall be for a period of ten years from the date hereof , subject to earlier termination as provided in Paragraphs 5 and 6 hereof. The Option may be exercised within the above limitation, at any time or from time to time, as to any part of or all the shares covered thereby, provided however, that, (a) the Option may not be exercised as to less than 25 shares at any one time (or the remaining shares then purchasable under the Option, if less than 25 shares); and (b) the Option shall not be exercisable prior to the expiration of six (6) months from the date hereof. Except as provided in Paragraph 6 and 7 hereof, the Option may not be exercised at any time unless the Employee shall have been in the continuous employ of the Corporation or of one or more of its subsidiaries from the date hereof to the date of the exercise of the Option. The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date the Corporation receives payment in full for purchase of such shares pursuant to the effective exercise of said Option. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such payment is received by the Corporation except as provided in Paragraph 9 hereof.

5. TRANSFER OF OPTION. Neither the whole nor any part of this Option shall be transferable by the Employee or by the operation of law during Employee’s lifetime and at Employee’s death the Option or any part thereof shall only be transferable by Employee’s will or by the laws of descent and distribution. The Option may be exercised during the lifetime of the Employee only by the Employee. The Option, and any and all rights granted to an Employee hereunder, to the extent not heretofore effectively exercised shall automatically terminate and expire upon any sale, transfer or hypothecation or any attempted sale, transfer or hypothecation of such Option or rights, or upon the bankruptcy or insolvency of the Employee.

6. TERMINATION OF EMPLOYMENT. No Option may be exercised after the termination of the employment of the Optionee with the Corporation except as hereinafter provided, specifically subject, however, to the provisions of paragraph 4 hereof.

(a)	Retirement. The Option herein granted may be exercised within three (3) months after the Retirement (as hereinafter defined) of the Employee and the Option shall be exercisable for all the shares covered thereby. For purposes of this Agreement, “Retirement” shall mean any termination of employment with the Corporation after the attainment of age sixty-five (65) by the Optionee.

(b)	Disability. Any Option granted under this Agreement may be exercised within three (3) months after the termination of the employment of the Optionee by reason of the Disability (as hereinafter defined) of the Optionee and the Option shall be exercisable for all of the shares covered hereby. For purposes of this Agreement, an Optionee shall be deemed to have incurred a “Disability” if a disinterested duly licensed medical doctor appointed by the Corporation determines that the Optionee is totally and permanently prevented as a result of a physical or a mental infirmity, injury, or disease, either occupational or nonoccupational in cause, from holding the job or position with the Corporation or engaging in the employment activity, or a comparable job or employment activity with the Corporation, which the Optionee held or customarily engaged in prior to the occurrence of the disability (provided, however, that disability hereunder shall not include any disability incurred or resulting from the Optionee having engaged in a criminal act or enterprise or any disability consisting of or resulting from the Optionee’s chronic alcoholism, addiction to narcotics or an intentionally self-inflicted injury).

(c)	Involuntary Termination of Employment. The Option granted under this Agreement shall automatically terminate after the involuntary termination of employment (as hereinafter defined) of the Optionee with the Corporation. For purposes of this Agreement, “Involuntary Termination of Employment” shall mean any termination of the Optionee’s employment with the Corporation by reason of being discharged, firing or other involuntary termination of an Optionee’s employment by action of the Corporation.

(d)	Voluntary Termination of Employment. The Option granted under this Agreement shall automatically terminate after the voluntary termination of employment (as hereinafter defined) of the Optionee with the Corporation. For purposes of this Agreement, “Voluntary Termination of Employment” shall mean any voluntary termination of employment with the Corporation by reason of the Optionee quitting or otherwise voluntary leaving the Corporation employ other than a voluntary termination of employment by reason of retirement.

The granting of the Option pursuant to this Agreement shall not be deemed to constitute a Contract of Employment between the Corporation and the Employee or to be a condition of the employment of any person. Nothing herein contained shall be deemed to (a) give to the Employee the right to be retained in the employ of the Corporation; (b) interfere with the right of the Corporation to discharge or retire the Employee at any time; (c) be deemed to give to the Corporation the right to require the Employee to remain in its employ; or (d) interfere with the Employee’s right to terminate its employment at any time.

7. DEATH OF EMPLOYEE. Subject to the provisions of paragraph 4, if the Employee shall die while employed by the Corporation or within three (3) months after termination of employment with the Corporation by reason of Retirement or Disability, the Option granted under this Agreement to such deceased Employee shall be exercisable within six (6) months after the date of Employee’s death and the Option shall be exercisable for all of the shares covered thereby. The legal representative, if any, of the deceased Employee’s estate, otherwise the appropriate legatees or distributees of the deceased Employee’s estate, may exercise the Option on behalf of such deceased Employee.

8. CHANGES IN CAPITAL STRUCTURE. If all or any portion of the Option shall be exercised subsequent to any stock dividend declared upon the common stock or if the common stock shall thereafter be subdivided, consolidated, or changed into other securities of Plains Capital Corporation or a successor Corporation to Plains Capital Corporation, then in each such event, shares of common stock which would be delivered pursuant to the exercise of this Option shall, for purposes of adjusting the number and kind thereof be treated as though outstanding immediately prior to the occurrence of such event and the purchase price to be paid thereof shall be appropriately adjusted to give effect thereto, provided however, that no fractional shares shall be issued upon any such exercise, and the aggregate price paid shall be reduced on account of any fractional share not issued. No adjustment shall be made in the minimum number of shares which may be purchased at any one time, as fixed by paragraph 4 hereof. The grant of this Option shall not effect, in any way, the right or power of the Corporation to make adjustment, re-classifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets. In the case of merger, consolidation, dissolution or liquidation of the Corporation, the Corporation may accelerate the expiration date of any Option for any or all of the shares covered hereby (but still giving Optionees a reasonably period of time to exercise any outstanding Options prior to the accelerated expiration date) and may in the case of merger, consolidation, dissolution or liquidation of the Corporation, or any other case in which it feels it is in the Corporation’s best interest, accelerate the date or dates on which any Option or any part of any Option shall be exercisable for any or all of the shares covered hereby.

9. LIMITATION ON OPTION. Notwithstanding the provisions of this Agreement no Option may be granted to an Optionee if the value of shares of the Corporation stock that can be exercised for the first time by the Optionee in any one (1) year exceeds $100,000.00, based on the Option price contained herein.

10. GENERAL. The Corporation shall at all times during the term of the Option reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the option of counsel for the Corporation, shall be applicable thereto.

11. INCORPORATION OF PLAN BY REFERENCE. This Option is granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Option in all respects shall be interpreted in accordance with the Plan. The Plan Committee shall interpret and construe the Plan and this instrument, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

12. SUBSIDIARY DEFINED. As used herein, the term “subsidiary” shall mean any present or future corporation which would be a “subsidiary corporation” of the Corporation, as that term is defined in Section 425 of the Internal Revenue Code of 1986.

13. GOVERNING LAW. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the law of the State of Texas, except to the extent preempted by federal law, which shall to the extent govern.

IN WITNESS WHEREOF the Corporation has caused its duly authorized officers to execute and attest this Grant of Incentive Stock Option, and to apply the corporate seal hereto, and the Employee has placed his or her signature hereon effective on the day and year first above written.

ACCEPTED AND AGREED TO:	PLAINS CAPITAL CORPORATION ATTEST:

By:
, Employee		Secretary

By:
Its: